Exhibit 3.4

WRITTEN ACTION IN LIEU OF ORGANIZATIONAL MEETING
BY BOARD OF DIRECTORS OF
DRIVER PASSPORT, INC.

Pursuant to N.D.C.C. § 10-19.1-47, the undersigned, being the sole director of Driver Passport, Inc., named in its Articles of Incorporation, hereby agrees and takes the following action necessary to complete the organization of the corporation:

1.   The Bylaws attached hereto as Exhibit 1 shall be and are hereby adopted as the Bylaws of the corporation, until rescinded or amended by the necessary action of the Board of Directors.

2.   The following named persons in the following order are hereby elected to hold the offices set out opposite their names until the next regular meeting of the directors and until their successors shall be elected and shall qualify:

President:	Randy R. Brown

Secretary/Treasurer:	Randy R. Brown

3.   The corporation will have no corporate seal.

4.   The form of certificate attached hereto as Exhibit 2 is hereby adopted as the form of certificate to represent the common shares of the corporation.

5.   Promissory notes and other evidences of indebtedness to the corporation shall be executed by Randy R. Brown unless otherwise authorized by the Board of Directors.

6.   The corporation shall issue 25,500,000 shares of common voting stock to Driver Passport LLC in exchange for the transfer to the corporation of the "Driver Passport.com" websitetogetherwith all intangible and intellectual property rights associated therewith, and all other assets owned by Driver Passport LLC.

7.   The books and records of the company shall be kept at its principal place of business in Grand Forks, North Dakota.

8.   The corporation shall pay for and reimburse all parties for organizational expenses incurred in connection with organizing the corporation to the extent they are reasonable and necessary for the organization of the corporation.

Dated this 1st day of January, 2006.

/s/ Randy Brown
Randy Brown

BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS, that Driver Passport LLC, a North Dakota limited liability company, in consideration of One Dollar and other good and valuable consideration, to it in hand well and truly paid by Driver Passport, Inc., the receipt whereof is hereby acknowledged, has bargained and sold, and by these presents do grant, sell and convey unto the said Driver Passport, Inc., its successors or assigns, forever, the following described goods, chattels and personal property, to-wit:

The "DriverPassport.com" website together with all intangible and intellectual property rights owned by Driver Passport LLC in connection therewith, and all other assets of Driver Passport LLC.

and have delivered the same to the said Driver Passport, Inc. by delivery hereof.

Dated this 1st day of January, 2006.

DRIVER PASSPORT LLC

By:	/s/ Randy R. Brown
Randy R. Brown, President

STATE OF NORTH DAKOTA	) ) ss.
COUNTY OF GRAND FORKS	)

This instrument was acknowledged before me on the 1st day of January, 2006, Randy R. Brown, the President of Driver Passport LLC, a North Dakota limited liability company, on behalf of Driver Passport LLC.

                        /s/ Terry Knudson
Notary public or Other Official

2